Exhibit 10.3

CIG WIRELESS CORP.

As of March 20, 2015

Romain Gay-Crosier

c/o CIG Wireless Corp.

11120 South Crown Way, Suite I

Wellington, FL 33414

Re:	2015 Incentive Bonus Plan Agreement

Dear Romain:

We are pleased to inform you that the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of CIG Wireless Corp., a Nevada corporation (the “Company”), has determined that you are eligible to receive a special one-time bonus (the “Plan Bonus”), subject to the terms and conditions of the Company’s 2015 Incentive Bonus Plan (the “Plan”) and this letter agreement (the “Agreement”), including without limitation your continued employment by the Company through the Closing Date of a Realization Event, unless expressly provided otherwise in the Plan. The Plan Bonus, if any, shall be calculated and paid in accordance with the terms of the Plan and this Agreement. A copy of the Plan accompanies this Agreement. Payment of the Plan Bonus is subject to your execution and delivery of the Release and your agreement and compliance with the terms of the non-solicitation, confidentiality, cooperation and other covenants, as applicable, in Article VI of the Plan, and a portion of your Plan Bonus will also be subject to a “holdback” and possible forfeiture pursuant to Section 4.3 of the Plan. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Plan.

The opportunity to receive the Plan Bonus is being offered to you in lieu of, and to replace, the grant of restricted stock that was awarded to you under the special management incentive program (the “MIP”) established under the Company’s 2014 Equity Incentive Plan (such grant, your “MIP Award”) pursuant to the award letter dated February 27, 2014, as amended May 9, 2014 (the “MIP Award Letter”). As set forth in Section 2 below, you agree you will waive any and all claims against the Company and its shareholders regarding your MIP Award, which award will be cancelled and void effective upon payment of the Initial Payment (as defined below).

1. Plan Bonus Amount. Subject to the terms and conditions of the Plan and this Agreement, your Plan Bonus will be an amount equal to the percentage (the “Applicable Percentage”) of the Plan Bonus Pool set forth on Exhibit A (subject to re-calculation as provided below), payable as set forth in the Plan, including conditional payment, and possible forfeiture, of the Holdback Amount. Your Applicable Percentage and Holdback Charge shall be subject to re-calculation as provided in Section 5.1(b) of the Plan; provided, however, that in no event shall your Applicable Percentage or Holdback Charge be increased as a result of a forfeiture or cancellation of an Award granted to the Chief Executive Officer of the Company. Your Holdback Charge shall initially be equal to the total amount of the Indemnity Claims multiplied by one percent (1%) and subject to recalculation as provided in Section 5.1(b) of the Plan.

2. Cancellation of MIP Award. You acknowledge and agree that payment of the Plan Bonus is in lieu of, and to replace, any payment otherwise payable to you with respect to your MIP Award. By signing this Agreement, you agree that you will waive any and all claims you may have against the Company or its stockholders in connection with your MIP Award, which shall be cancelled and forfeited, and which shall be null, void and without any legal force or effect, effective upon payment on the Closing Date of the amount payable pursuant to Section 4.3(a) of the Plan (the “Initial Payment”). If a Realization Event does not occur on or before the Bonus Expiration Date, your MIP Award shall not be cancelled or forfeited, and shall remain outstanding in accordance with the terms of your MIP Award Letter. You acknowledge and agree that payment of the Initial Payment is good and valuable consideration for the cancellation of your MIP Award.

3. Opportunity for Review. You agree that the Plan Bonus is granted under and governed by the terms and conditions of the Plan, and you agree to be bound by the terms and conditions of the Plan, which are incorporated herein by reference and which control in case of any conflict with this Agreement. You confirm that you have reviewed the Plan and this Agreement in their entirety. You acknowledge and agree that you have had an opportunity to consult, and you have consulted, to the extent so desired, with financial, legal and tax advisors of your own selection with respect to the Plan and this Agreement, including, in particular the tax treatment of the Plan Bonus as it compares to the tax treatment of the MIP Award, the non-solicitation, confidentiality and cooperation covenants in Article VI of the Plan, and the payment provisions in Section 4.3 of the Plan. You further acknowledge and agree that you have not received and are not relying on the Company or any of its Subsidiaries or Affiliates, or any of their respective advisors, for any such advice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions relating to the Plan or this Agreement.

4. General Provisions.

(a) To the extent of any conflict between the terms of this Agreement and the Plan, on the one hand, and the MIP Award Letter and the MIP, on the other hand, this Agreement and the Plan shall control.

(b) This Agreement may not be amended except by written instrument signed by each of the parties hereto.

(c) This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Nevada, without regard to principles of conflicts of laws. You and the Company hereby agree to waive the right to a jury trial in any dispute under the Plan or this Agreement or any of the agreements referenced herein.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
	Name:	Paul McGinn
	Title:	Chief Executive Officer

/s/ Romain Gay-Crosier
	Name:	Romain Gay-Crosier

EXHIBIT A